Exhibit 4.8C

Exclusive Equity Option Agreement

of Beijing Chenhuan Technology Co., Ltd.

by and among

Chen Ming,

He Yansheng,

Beijing Chenhuan Technology Co., Ltd.

and

Qie Yi You (Beijing) Information Technology Co., Ltd.

May 7, 2021

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (the “Agreement”) is entered into by the following parties on May 7, 2021 in Beijing, the People’s Republic of China (“PRC” or “China”):

(1)Chen Ming, a PRC citizen;

(2)He Yansheng, a PRC citizen;

(Chen Ming and He Yansheng are referred to hereinafter individually as an “Existing Shareholder” and collectively as “Existing Shareholders”)

(3)Qie Yi You (Beijing) Information Technology Co., Ltd (“Qie Yi You”); and

(4)Beijing Chenhuan Technology Co., Ltd. (“Chenhuan”).

(Each of the foregoing parties is referred to hereinafter individually as a “Party” and collectively as “Parties”.)

WHEREAS:

(1)

Existing Shareholders are the shareholders on record of Chenhuan and hold all the equity interests in it; and as of the date hereof, the amount of capital contributed and the percentage of shares held by each Existing Shareholder in the Chenhuan Registered Capital are as set forth in Exhibit 1 hereto;

(2)

Subject to the PRC Law, each Existing Shareholder intends to transfer to Qie Yi You and/or any other entity or individual designated by Qie Yi You, and Qie Yi You intends to accept such transfer of, all the equity interests held by each Existing Shareholder in Chenhuan;

(3)

In furtherance of the foregoing equity transfer, Existing Shareholders agree to jointly grant Qie Yi You an irrevocable equity option (the “Equity Option”), pursuant to which and to the extent permitted by the PRC Law, Existing Shareholders shall transfer, at Qie Yi You’s request, the Equity (as defined below) to Qie Yi You and/or any other entity or individual designated by Qie Yi You in accordance with this Agreement; and

(4)	Chenhuan agrees to the grant of the Equity Option by Existing Shareholders to Qie Yi You in accordance with this Agreement.

NOW, THEREFORE, the Parties have agreed as follows upon friendly consultation:

ARTICLE ONE     DEFINITION

1.1	Unless otherwise interpreted pursuant to the context herein, each of the terms used herein shall have the meaning ascribed to it below:

“Trustee” shall have the meaning ascribed to it in Section 3.7 hereof.

“Business Licenses” shall mean all approvals, permits, filings and registrations required by Chenhuan in conducting its internet business and all other business legally and efficiently, including but not limited to the Enterprise Legal Person Business License and other relevant permits and licenses then required by the PRC Law.

“Confidential Information” shall have the meaning ascribed to it in Section 8.1 hereof.

“Default Party” shall have the meaning ascribed to it in Section 11.1 hereof.

“Event of Default” shall have the meaning ascribed to it in Section 11.1 hereof.

“Chenhuan Registered Capital” shall mean the registered capital of Chenhuan in the amount of RMB1.5 Million as of the date hereof, as the same may be increased by any additional capital contribution during the term hereof.

“Chenhuan Assets” shall mean all tangible and intangible assets which Chenhuan owns or has the right to use during the term hereof, including but not limited to any moveable property, immoveable property, and intellectual properties such as trademarks, copyrights, patents, know-how, domain names and software use rights.

“Exercise Notice” shall have the meaning ascribed to it in Section 3.5 hereof.

“Loan Agreement” shall mean the Loan Agreement signed among Qie Yi You and Existing Shareholders on May 7, 2021.

“Material Agreement” shall mean any agreement to which Chenhuan is a party and which has material impact on Chenhuan’s business or assets, including but not limited to the Exclusive Technical Consulting and Service Agreement by and between Chenhuan and Qie Yi You and other agreements in relation to Chenhuan’s business.

“Non-default Party” shall have the meaning ascribed to it in Section 11.1 hereof.

“Equity”, shall mean, with respect to each Existing Shareholder, all the equity interests held by such Shareholder in the Chenhuan Registered Capital; and with respect to all Existing Shareholders, 100% of the equity interests in the Chenhuan Registered Capital.

“PRC Law” shall mean the then current PRC laws, regulations, rules, local stipulations, interpretations and other normative documents with binding force.

“Power of Attorney” shall have the meaning ascribed to it in Section 3.7 hereof.

“Rights” shall have the meaning ascribed to it in Section 12.5 hereof.

“Cap” shall have the meaning ascribed to it in Section 3.2 hereof.

“Subject Equity” shall mean the equity interests in Chenhuan for which Qie Yi You, when exercising its Equity Option (the “Exercise”), has the right to request transfer by either or both Existing Shareholders to Qie Yi You or any other entity or individual designated by Qie Yi You pursuant to Section 3.2 hereof, the amount of which may be the whole or a part of the Equity, as determined by Qie Yi You in its own discretion in accordance with the then current PRC Law and out of its own business considerations.

“Transfer Price” shall mean all consideration payable by Qie Yi You or any other entity or individual designated by Qie Yi You to the Existing Shareholders for the Subject Equity to be obtained at each Exercise pursuant to Article Four hereof.

1.2	Any reference herein to any PRC Law shall be deemed:
(1)	to include amendments, revisions, additions and updates to such PRC Law, whether enacted prior to or after the execution of this Agreement; and
(2)	to include other decisions, notices and rules promulgated or enacted in accordance with the provisions of such PRC Law.
1.3	Unless otherwise stated herein, references to articles, sections, subsections and paragraphs herein shall mean Articles, Sections, Subsections and Paragraphs of this Agreement.

ARTICLE TWO     GRANT OF THE EQUITY OPTION

2.1

Existing Shareholders hereby agree, jointly and severally, to grant Qie Yi You, and Qie Yi You also agrees to accept, an irrevocable, unconditional and exclusive Equity Option, pursuant to which Qie Yi You shall have the right to request, to the extent permitted by the PRC Law, transfer of the Equity in the manner prescribed herein by Existing Shareholders to Qie Yi You or any other entity or individual designated by Qie Yi You.

2.2	Chenhuan hereby agrees to the grant of the Equity Option by Existing Shareholders to Qie Yi You in accordance with Section 2.1 above and other provisions herein.

ARTICLE THREE     METHOD OF EXERCISE

3.1	To the extent permitted by the PRC Law, Qie Yi You shall have the absolute discretion to determine the specific time, manner and frequency of its Exercise.
3.2

If Qie Yi You and/or any other entity or individual designated by Qie Yi You is permitted by the then current PRC Law to hold all the equity interests in Chenhuan, then Qie Yi You shall have the right to exercise all its Equity Options in one lump sum or by installment, and Qie Yi You and/or any other entity or individual designated by Qie Yi You shall be assigned all the Equity by Existing Shareholders in one lump sum or by installment. If Qie Yi You and/or any other entity or individual designated by Qie Yi You is permitted by the then current PRC Law to hold only a portion of the equity interests in Chenhuan, then Qie Yi You shall have the right to determine the amount of the Subject Equity within the equity holding cap (the “Cap”) prescribed by the then current PRC Law, and Qie Yi You and/or any other entity or individual designated by Qie Yi You shall be assigned by Existing Shareholders such amount of the Subject Equity as determined. In the latter case, Qie Yi You shall have the right to exercise its Equity Option by installment along with the gradual opening up of the Cap under the PRC Law, until all the Equity is obtained by Qie Yi You eventually.

3.3

At each Exercise, Qie Yi You shall have the right to determine at its own discretion the amount of the Subject Equity to be transferred by Existing Shareholders at such Exercise to Qie Yi You and/or any other entity or individual designated by Qie Yi You, and Existing Shareholders shall each transfer its Subject Equity to Qie Yi You and/or any other entity or individual designated by Qie Yi You in the amount determined by Qie Yi You. Qie Yi You and/or any other entity or individual designated by Qie Yi You shall pay the Transfer Price for the Subject Equity assigned at such Exercise to the transferring Existing Shareholder and Qie Yi You shall have the right to offset the Transfer Price against the liabilities (including but not limited to borrowings) owing by the relevant Existing Shareholder to Qie Yi You.

3.4	At each Exercise, the Subject Equity may be transferred to Qie Yi You or any third party designated by Qie Yi You, in whole or in part.
3.5

Each time Qie Yi You elects to exercise its Equity Option, it shall send a notice regarding such Exercise in form attached hereto as Exhibit 2 (the “Exercise Notice”) to Existing Shareholders, who, upon receipt of such Exercise Notice, shall promptly transfer in one lump sum all the Subject Equity to Qie Yi You and/or any other entity or individual designated by Qie Yi You in the manner prescribe in Section 3.3 hereof.

3.6	Existing Shareholders hereby undertake and warrant, jointly and severally, that once an Exercise Notice is sent to them by Qie Yi You,
(1)

they will promptly convene a shareholders meeting (at which a resolution of such shareholder meeting on the waiver of the right of first refusal shall pass) and take all other necessary action to endorse the transfer of all the Subject Equity to Qie Yi You and/or any other entity or individual designated by Qie Yi You at the Transfer Price;

(2)

they will promptly enter into an equity transfer agreement with Qie Yi You and/or any other entity or individual designated by Qie Yi You so as to effectuate the transfer of all the Subject Equity to Qie Yi You and/or any other entity or individual designated by Qie Yi You at the Transfer Price; and

(3)

they will provide necessary support required by Qie Yi You and relevant laws and regulations, including delivering and signing all relevant legal documents, handling all relevant government approval and registration procedures, and assuming all relevant obligations, to enable Qie Yi You and/or any other entity or individual designated by Qie Yi You to obtain all the Subject Equity flawlessly.

3.7

Existing Shareholders agree that concurrently with the execution of this Agreement, they shall each sign a power of attorney in form attached hereto as Exhibit 3 (the “Power of Attorney”), whereby any individual appointed by Qie Yi You (“Trustee”) will be entrusted in writing to sign on behalf of such Existing Shareholder any and all legal documents required hereunder to ensure that Qie Yi You and/or any other entity or individual designated by Qie Yi You will obtain all the Subject Equity flawlessly. Such Power of Attorney shall be kept by Qie Yi You, which may request, whenever necessary, that more copies of such Power of Attorney be signed by the Existing Shareholders and submitted to the relevant government. Upon and only upon notification in writing from Qie Yi You to Existing Shareholders regarding the replacement of Trustee, Existing Shareholders shall forthwith cancel their authorization to the existing Trustee and authorize such other Trustee then appointed by Qie Yi You to sign on behalf of Existing Shareholders any and all legal documents required hereunder. The new Power of Attorney, once made, shall replace the original one immediately. In no other circumstances may Existing Shareholders cancel their Power of Attorney to the Trustee.

ARTICLE FOUR     TRANSER PRICE

4.1

At each Exercise, all the Transfer Price payable by Qie Yi You or any entity or individual designated by Qie Yi You to each Existing Shareholder shall equal the capital amount actually contributed by such Existing Shareholder in respect of the equity interests transferred at such Exercise. If there is any mandatory requirements in the PRC Law on the Transfer Price then, Qie Yi You or any entity or individual designated by Qie Yi You shall have the right to set the Transfer Price at the minimum price permitted by the PRC Law.
4.2

At each Exercise, the amount borrowed by Existing Shareholders under the Loan Agreement dated May 7, 2021 between Existing Shareholders and Qie Yi You shall offset the Transfer Price payable by Qie Yi You at such Exercise. Existing Shareholders may not request the payment of the Transfer Price hereunder by Qie Yi You to Existing Shareholders be made in any manner other than that prescribed herein with respect to the offset of liabilities.

ARTICLE FIVE     REPRESENTATIONS AND WARRANTIES

5.1

Existing Shareholders hereby, jointly and severally, represent and warrant as follows, which representations and warrants shall continue in force and effect as though they were made at the time the Equity is transferred,

5.1.1	each of them is a PRC citizen with full capacity, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;
5.1.2

Chenhuan is a limited liability company duly registered and validly existing under the PRC Laws, with independent legal person status, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

5.1.3

each of them has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction;

5.1.4

this Agreement is duly and appropriately signed and delivered by Existing Shareholders and constitutes their legal, valid and binding obligations, enforceable against them in accordance with its terms;

5.1.5

Existing Shareholders are the legal and registered owners of the Equity at the time this Agreement becomes effective; other than the rights created under this Agreement, the Equity Pledge Agreement between Existing Shareholders and Qie Yi You, and the Voting Right Entrust Agreement among Existing Shareholders, Qie Yi You and Chenhuan, there is no lien, pledge, recourse and other security interest or third party rights on the Equity; and following the Exercise pursuant to this Agreement, Qie Yi You and/or any other entity or individual designated by Qie Yi You will obtain good title to the Subject Equity, free from any lien, pledge, recourse and other security interest or third party rights.

5.2	Chenhuan hereby represents and warrants that:
5.2.1

it is a limited liability company duly registered and validly existing under the PRC Laws, with independent legal person status, has full and independent legal status and capacity to sign, deliver and perform this Agreement, and may act as an independent litigation subject;

5.2.2

it has full power and authorization to sign and deliver this Agreement as well as all other documents to be signed by each in connection with the transaction anticipated herein and to consummate such transaction;

5.2.3	this Agreement is duly and appropriately signed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;
5.2.4

Existing Shareholders are all the legal shareholders on record of Chenhuan at the time this Agreement becomes effective, and following the Exercise pursuant to this Agreement, Qie Yi You and/or any other entity or individual designated by Qie Yi You will obtain good title to the Subject Equity, free from any lien, pledge, recourse and other security interest or third party rights; and

5.2.5

it has all the Business Licenses required in conducting its business at the time this Agreement is signed and has full rights and qualifications to conduct its internet and all other businesses in China; it has been operating according to law ever since it was founded and there is no violations or potential violations of regulations or requirements of the industry and commerce, tax, communication, labor, social security or any other government authorities, nor is there any dispute over any breach of contract.

ARTICLE SIX     EXISTING SHAREHOLDERS’ UNDERTAKING

Each Existing Shareholders hereby undertakes severally that,

6.1

during the term hereof, it shall take all necessary actions to ensure that Chenhuan will obtain timely all the Business Licenses required to conduct its business and to maintain all such Business Licenses valid at all times;

6.2	during the term hereof, it will not, without Qie Yi You’s prior consent in writing,
6.2.1	transfer or otherwise dispose of any Equity or place thereon any security interest or third party rights;
6.2.2	increase or decrease the Chenhuan Registered Capital;

6.2.3	dispose of or cause the disposition of any Chenhuan Asset by the Chenhuan management, other than such disposition during the normal course of operation;
6.2.4

terminate or cause the termination of any Material Agreement to which Chenhuan is a party by the Chenhuan management, or enter into any other agreement which may contradict with the existing Material Agreements;

6.2.5	appoint or remove any director or supervisor of Chenhuan or any other management member of Chenhuan who shall be appointed or removed by Existing Shareholders;
6.2.6	cause or endorse the declaration or actual distribution of any distributable profit, bonus, dividends or interests by Chenhuan;
6.2.7	do anything which will jeopardize the valid existence of Chenhuan or lead to the termination, liquidation or dissolution of Chenhuan;
6.2.8	cause or endorse any amendment to the articles of association of Chenhuan; or
6.2.9

cause or endorse any lending or borrowing, provision of any guarantee or creation of any other security interest or assumption of any major obligations by Chenhuan other than in the normal course of operation.

6.2.10	vote for the aforesaid matters at shareholders’ meetings or sign any shareholders’ written resolution on approval of the aforesaid matters.
6.3

During the term hereof, it will make its best effort to develop Chenhuan’s business, ensure that Chenhuan will conduct its business operations in compliance with all relevant laws and regulations, and will not do or cause to be done anything which will jeopardize the Chenhuan Assets, its business reputation or the validity of the Chenhuan Business Licenses.

ARTICLE SEVEN     CHENHUAN’S UNDERTAKING

7.1

In the event that the execution and performance of this Agreement or the grant of the Equity Option hereunder requires any consent, permit, waiver or authorization by any third party; any approval, permit or exemption by any government authority; or any filing or registration with any government authority (where the same is required by law), Chenhuan will make its best effort to assist in satisfying all such conditions.

7.2

Without Qie Yi You’s prior consent in writing, Chenhuan will not assist or permit any Existing Shareholder to transfer or otherwise dispose of any Equity or place thereon any security interest or third party rights.

7.3	Chenhuan will not do or permit to be done anything which will have any adverse effect on Qie Yi You’s interests hereunder.

ARTICLE EITHT     CONFIDENTIALITY OBLIGATION

8.1	Notwithstanding the termination of this Agreement, Existing Shareholders shall be obligated to keep in confidence the information listed below (the “Confidential Information”):
(i)	the execution and performance of this Agreement as well as the content hereof;
(ii)

Qie Yi You’s business secrets, proprietary information, and clients’ information of which Existing Shareholders may become aware or to which they have access in connection with the execution and performance of this Agreement; and

(iii)

Chenhuan’s business secrets, proprietary information, clients’ information, and other relevant information of which Existing Shareholders may become aware or to which they have access as shareholders of Chenhuan.

Existing Shareholders may use such Confidential Information only for the purpose of performing their obligations hereunder and may not disclose such Confidential Information to any third party without Qie Yi You’s prior consent in writing, otherwise Existing Shareholders shall be held liable for breaching and responsible for all losses thereof.

8.2

After the termination of this Agreement, each Existing Shareholder shall, at Qie Yi You’s request, return, destruct, or otherwise dispose of any and all documents, materials or software containing Confidential Information and stop using such Confidential Information.

8.3	Notwithstanding any other provisions herein, the provisions of this Article Eight shall survive the suspension or termination of this Agreement.

ARTICLE NINE     TERM

This Agreement shall become effective as of the date hereof and remain in effect till all Equity are duly transferred to Qie Yi You and/or any other entity or individual designated by Qie Yi You in accordance with this Agreement.

ARTICLE TEN     NOTICE

10.1	Any and all notices, requests, instructions or other communications required to be made hereof or made pursuant to this Agreement by one Party to the other hereunder shall be made in writing.

10.2	The foregoing notice or other communication shall be deemed duly given upon its delivery by fax or telex or personal delivery or five (5) days following its delivery by mail.

ARTICLE ELEVEN     LIABILITIES FOR BREACHING

11.1

Both Parties agree and acknowledge that a substantial breach of any covenant or failure to substantially perform any obligation hereunder by any Party (the “Default Party”) shall constitute an event of default hereunder (the “Event of Default”), and the non-default Party (the “Non-default Party”) shall have the right to demand rectification or remedy by the Default Party within a reasonable period of time. If the Default Party fails to rectify the Event of Default or to take remedial measures within such reasonable period of time or ten (10) days following the Non-default Party’s written notice and demand for rectification thereof, then, in the case of any Event of Default by Existing Shareholders or Chenhuan, the Non-default Party may, at its own discretion, (i) terminate this Agreement and demand indemnification by the Default Party for all damages, or (ii) require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages; or, in the case of any Event of Default by Qie Yi You, the Non-default Party may require the Default Party to continue performing its obligations hereunder and indemnify the Non-default Party for all its damages.

11.2	Both Parties agree and acknowledge that under no circumstances may Existing Shareholders or Chenhuan terminate this Agreement on any ground.
11.3	The rights and remedies provided for herein are cumulative and not exclusive of any other rights or remedies available under law.
11.3	Notwithstanding any other provisions herein, the provisions of this Article Eleven shall survive the suspension or termination of this Agreement.

ARTICLE TWELVE     MISCELLANEOUS

12.1	This Agreement is made in Chinese in four (4) original copies, with each Party hereto holding one (1) copy.
12.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC Law.
12.3

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through negotiation. In the event that the Parties cannot reach an agreement within thirty (30) days following the occurrence of such dispute, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of such commission then in effect. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon both Parties.

12.4

The rights, power and remedies provided for either Party herein shall not exclude any other rights, power or remedies to which such Party is entitled under law, regulations, and other provisions herein, and the exercise by one Party of its right, power, or remedies shall not hinder its exercise of any other right, power, or remedies.

12.5

Failure to exercise or delay in exercising any right, power, or remedies under this Agreement or law (collectively, the “Rights”) shall not be deemed a waiver of such Rights, and waiver of any single or partial exercise of the Rights shall not exclude the exercise of the Rights in any other manner or the exercise of any other Rights.

12.6	Headings herein are inserted for ease of reference only. In no event may such headings be used to interpret or affect the interpretation of the provisions herein.
12.7

All provisions herein are separable and independent of any other provisions. If one or more provisions hereof are held invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected thereby.

12.8

Once executed, this Agreement shall supersede any and all other legal documents by and among the Parties with respect to the same subject matter. Amendment or addition to this Agreement shall be made in writing and may not become effective unless and until duly executed by all the Parties hereto.

12.9

Neither Existing Shareholders nor Chenhuan may transfer their or its rights and/or obligations hereunder to any third party without Qie Yi You’s prior consent in writing. Upon notifying Existing Shareholders and Chenhuan, Qie Yi You may transfer any of its rights and/or obligations hereunder to any third party appointed by Qie Yi You.

12.10	This Agreement shall be binding on the legal assigns of the Parties hereto.

[Remainder of the page left blank intentionally]

[signature page]

IN WITNESS HEREOF, the Parties have signed this Exclusive Equity Option Agreement as of the date and in the place first written above.

Chen Ming

By:/s/ Chen Ming

He Yansheng

By:/s/ He Yansheng

Qie Yi You (Beijing) Information Technology Co., Ltd. (seal)

Beijing Chenhuan Technology Co., Ltd. (seal)

EXHIBIT 1:

Background Information of Chenhuan

Name:	Beijing Chenhuan Technology Co., Ltd.

Registered Address:	#3-71 Building No. 6 Ronghui Plaza, Linkong Economic Zone, Shunyi District, Beijing, China

Registered Capital:	RMB1.5 Million

Legal Representative:	Chen Ming

Equity Structure:

Existing Shareholder Name	Amount of Registered Capital Owned	Percentage of Capital Contribution
Chen Ming	RMB0.765 Million	51%
He Yansheng	RMB0.735 Million	49%

Fiscal Year: from January 1 to December 31 of each calendar year

EXHIBIT 2:

Form of Exercise Notice

To:        [Name of Existing Shareholder]

Reference is hereby made to the Exclusive Equity Option Agreement dated May 7, 2021 by and among Qie Yi You (Beijing) Information Technology Co., Ltd. (the “Company”), you, and Beijing Chenhuan Technology Co., Ltd. (“Chenhuan”), pursuant to which it is agreed that, subject to the PRC Law and at the request of the Company, you shall transfer the equity interests you hold or your company holds in Chenhuan to the Company or any third party appointed by the Company.

Therefore, the Company hereby informs you as follows:

The Company hereby requests to exercise the Equity Options under the Exclusive Equity Option Agreement and it/[name of company/individual] appointed by the Company shall accept ______% of the equity interests which you hold in Chenhuan (the “Subject Equity”). Please transfer immediately all the Subject Equity to the Company/[name of company/individual] appointed by the Company in accordance with the Exclusive Equity Option Agreement.

Sincerely Yours,

Qie Yi You (Beijing) Information Technology Co., Ltd. (seal)

Authorized Representative:

Date:

EXHIBIT 3:

Power of Attorney

I, hereby irrevocably authorize __________ (ID No.: ____________) to act as my trustee, who in such capacity may sign the equity transfer agreement by and among I, Beijing Chenhuan Technology Co., Ltd. and Qie Yi You (Beijing) Information Technology Co., Ltd. and/or another related party with respect to the transfer of the equity interests which I and/or other shareholders hold in Beijing Chenhuan Technology Co., Ltd. and all other relevant legal documents, and handle all registration procedures required by the equity transfer hereunder with the relevant administration for industry and commerce.

By: ______________ (signed)

Name:

Date: